Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Renie Shapiro Silver, rshapiro@magellanhealth.com, (877) 645-6464

Magellan Health Reports Third Quarter 2015 Financial Results

Revises Guidance; Authorizes New Share Repurchase Plan

Scottsdale, Ariz. — October 27, 2015 — Magellan Health, Inc. (NASDAQ: MGLN) today reported financial results for the third quarter of 2015, as summarized below. The company reported net revenue of $1.2 billion, segment profit of $55.3 million, and a net loss of $7.8 million, or a loss of $0.31 per diluted share. In addition, the company reported adjusted net income of $18.9 million and adjusted earnings per share of $0.76. As of September 30, 2015, the company had unrestricted cash and investments of $197.8 million.

Third Quarter Financial Results*

	Three Months Ended September 30			Nine Months Ended September 30
			Increase/			Increase/
(Millions, except per share results)	2015	2014	(Decrease)	2015	2014	(Decrease)
Net Revenue	$1,190.1	$923.2	28.9%	$3,328.7	$2,777.7	19.8%
Segment Profit*	55.3	62.2	(11.1)%	173.4	183.7	(5.6)%
Adjusted Net Income*	18.9	36.4	(48.1)%	58.0	75.4	(23.1)%
Net Income (Loss)	(7.8)	27.1	(128.8)%	4.1	57.8	(92.9)%

Per Share Results:
Adjusted Earnings per Share*	0.76	1.34	(43.3)%	2.20	2.73	(19.4)%
Earnings per Share	(0.31)	1.00	(131.0)%	0.16	2.09	(92.3)%

Variances for three months ended September 30, 2015 vs. September 30, 2014:

•                  The increase in revenue between periods resulted primarily from the inclusion of revenues from acquired entities, the impact of new business, same store growth and rate increases, which were partially offset by the loss of revenues associated with contract terminations.

•                  The decrease in segment profit between periods was primarily due to unfavorable Medical Loss Ratios in the Healthcare segment, including the impact of unfavorable year-over-year medical claims development, as well as contract terminations.

•                  The decrease in adjusted net income between periods was mainly due to more significant reversals of tax contingencies in the prior year quarter, as well as the decrease in segment profit.

•                  The decrease in net income was primarily due to lower adjusted net income and higher changes in the fair value of contingent consideration of $27.8 million, which was partially offset by the tax impact of this item. The majority of the increase in the fair value of contingent consideration was due to an improved outlook for CDMI, which resulted in increased estimates of the performance-related earn-outs.

* Refer to the Basis of Presentation for a discussion of non-GAAP financial measures.

“The results in our Pharmacy Management segment have been very strong, and we continue to grow both the top and bottom line, while maintaining our focus on key initiatives to further expand our services and capabilities as a full-service pharmacy benefit manager,” said Barry M. Smith, chairman and chief executive officer of Magellan Health. “However, with cost-of-care pressures in the government sector, Healthcare’s financial results did not meet our expectations.

“We have strengthened our multi-pronged plan to improve performance in the Healthcare business, focusing on network recontracting, fraud, waste and abuse, and increased care management initiatives. I am confident that we have the appropriate plan in place to address the underlying issues.”

Share Repurchase Program

The company recently completed its previous $200 million share repurchase authorization, reflecting an acceleration in the pace of repurchase activity over the last three months. The board of directors authorized a new share repurchase program of up to $200 million over a two-year period until October 26, 2017. The shares may be purchased from time-to-time on the open market, under 10b5-1 plans, or in privately negotiated transactions. There are a number of factors that impact the timing and pace of purchases, such as stock price, capital needs, acquisitions and determination of open and closed trading windows.

Results and Outlook

“While our Healthcare results this quarter reflected cost-of-care pressures in government markets, we had very strong results in our Pharmacy Management segment,” said Jonathan N. Rubin, chief financial officer of Magellan. “Our full service PBM now is on a pace to exceed $1.7 billion of annual revenue this year, with segment profit of approximately $125 million. This continues to be a high-growth market segment, as reflected in current valuations for PBMs, and we are quite pleased with our growth in this segment and the long-term value it creates for shareholders.

“CDMI’s performance has contributed to our strong Pharmacy Management results, particularly in our specialty pharmacy business. Our improved outlook for CDMI results in increased estimates of the performance-related earn-outs for this acquisition.  Accordingly, results for the third quarter included $29.7 million of expense related to an increase to the fair value of contingent consideration.

“Relative to full year 2015, we are reducing our guidance to reflect care pressures in our government healthcare contracts, and lower rates in Florida, partially offset by stronger Pharmacy performance. For the full-year, we now estimate adjusted net income of $73 million to $86 million, segment profit of $250 million to $265 million, and cash flow from operations of $155 million to $175 million. We also are revising our 2015 guidance range for full-year net income of $11 million to $24 million.  We now expect fully diluted adjusted EPS to be between $2.82 and $3.32, and fully diluted EPS to be between $0.42 and $0.93, based on average fully diluted shares of 25.9 million. This updated fully diluted share count reflects share repurchases and option exercises through October 22, 2015, but excludes any potential future activity.

“Looking ahead, after adjusting the current 2015 segment profit guidance range for approximately $18 million of net favorable, out-of-period adjustments, primarily pertaining to prior period care development, we currently expect that we will have solid segment profit growth in 2016.  We will provide detailed 2016 guidance during our December call.”

Earnings Conference Call

Management will host a conference call at 10 a.m. Eastern on Tuesday, October 27, 2015. To participate in the conference call, interested parties should call 1-800-857-1812 and reference the pass code Third Quarter 2015 Earnings Call approximately 15 minutes before the start of the call. The conference call will also be available live via webcast at Magellan’s investor relations page at MagellanHealth.com.

About Magellan Health: Headquartered in Scottsdale, Ariz., Magellan Health, Inc. is a leader in managing the fastest growing, most complex areas of health, including special populations, complete pharmacy benefits and other specialty areas of healthcare. Magellan develops innovative solutions that combine advanced analytics, agile technology and clinical excellence to drive better decision making, positively impact health outcomes and optimize the cost of care for the members we serve — all within a customer-first culture. Magellan’s customers include health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. For more information, visit MagellanHealth.com.

Basis of Presentation

In addition to results determined under GAAP, Magellan provides certain non-GAAP financial measures that management believes are useful in assessing the Company’s performance. Following is a description of these important non-GAAP measures.

Segment profit is equal to net revenues less the sum of cost of care, cost of goods sold, direct service costs and other operating expenses, and includes income from unconsolidated subsidiaries, but excludes segment profit or loss from non-controlling interests held by other parties, stock compensation expense, as well as changes in the fair value of contingent consideration recorded in relation to acquisitions.

Adjusted net income and adjusted earnings per share reflect certain adjustments made for acquisitions completed after January 1, 2013 to exclude non-cash stock compensation expense resulting from restricted stock purchases by sellers, as well as amortization of identified acquisition intangibles and changes in the fair value of contingent consideration recorded in relation to acquisitions.

Included in the tables issued with this press release are the reconciliations from non-GAAP measures to the corresponding GAAP measures.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding estimates of 2015 net income, adjusted net income, earnings per share, adjusted earnings per share, segment profit, average fully diluted shares, and cash flow from operations; 2016 segment profit; and growth and strategy. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the company’s customers to manage the healthcare services of their members directly; changes in rates paid to and/or by the company by customers and/or providers; higher utilization of health care services by the company’s risk members; delays, higher costs or inability to implement new business or other company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 26, 2015, and the company’s subsequent Quarterly Reports on Form 10-Q filed during 2015. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit, adjusted net income and adjusted earnings per share information referred to herein may be considered to be non-GAAP financial measures. Further information regarding these measures, including the reasons management considers this information useful to investors, are included in the company’s most recent Annual Report on Form 10-K and on subsequent Form 10-Qs.

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